Exhibit 10.4

SUN MICROSYSTEMS, INC.

RESTRICTED STOCK UNIT AGREEMENT

NOTICE OF GRANT

Sun Microsystems, Inc. (“Sun”) is pleased to inform you that you, [                    ], have been granted the number of restricted stock units (“Restricted Stock Units”) indicated below under Sun’s 1990 Long-Term Equity Incentive Plan (the “Plan”) and the terms of this Restricted Stock Unit agreement (including the Notice of Grant and Appendices A and B, all of which are the “Agreement”). Subject to the provisions of the Agreement and the Plan, the principal features of this grant are as follows:

Grant Date:	[Date]

Total Number of Restricted Stock Units:	[To come]

Scheduled Vesting:	50% of total Restricted Stock Units vest 2.5 years after Grant Date; remaining 50% vest 5 years after Grant Date*

Purchase Price per Share:	$.00067 payable in services rendered by you (no cash payment required)

Acceptance Deadline:	You must accept this grant of Restricted Stock Units prior to the Acceptance Deadline, which is sixty (60) days from the Grant Date.

*	Except as otherwise provided in the Agreement or by the terms of the Plan, you will not vest in the Restricted Stock Units unless you remain employed by Sun or one of its Subsidiaries through the applicable vesting date.

Your acceptance of this grant either by signature below or by electronic acceptance indicates your understanding that this grant is subject to all of the terms described in this Agreement, including Appendices A and B, and the Plan. Important additional information on vesting and forfeiture of the Restricted Stock Units covered by this grant is contained in paragraphs 4 through 5 and paragraph 7 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS OF THIS GRANT.

THIS AGREEMENT MUST BE ACCEPTED BY YOU BY THE ACCEPTANCE DEADLINE, OR THIS GRANT OF RESTRICTED STOCK UNITS WILL AUTOMATICALLY BE CANCELED.

SUN MICROSYSTEMS, INC.		GRANTEE

By:	/s/ Michael A. Dillon
Title:	Senior VP, General Counsel and Secretary	[Name]

APPENDIX A

TERMS OF RESTRICTED STOCK UNITS

1.	Grant. Sun hereby grants to you under the Plan at the per share price of $.00067 (the “Purchase Price”), the number of Restricted Stock Units indicated in the Notice of Grant, subject to all of the terms in this Agreement and the Plan. The Purchase Price equals the par value of a share of Sun Common Stock (a “Share”).

2.	Payment of Purchase Price. When Shares are issued to you in payment for the Restricted Stock Units, the Purchase Price will be deemed paid through services rendered by you (not in cash), and will be subject to the appropriate tax withholdings.

3.	Sun’s Obligation to Pay. Unless and until the Restricted Stock Units have vested in the manner set forth in paragraphs 4 or 5, you will have no right to payment of the Restricted Stock Units. Until any vested Restricted Stock Units actually are paid, the Restricted Stock Units will be an unsecured obligation of Sun. Any vested Restricted Stock Units will be paid in Shares. Only whole Shares will be issued.

4.	Vesting Schedule.

(a)	General. Except as otherwise provided in this paragraph 4 and paragraph 5 of this Agreement, and subject to paragraph 7, the Restricted Stock Units are scheduled to vest in accordance with the vesting schedule shown in the Notice of Grant. Restricted Stock Units scheduled to vest on any date actually will vest only if you continue to be employed by Sun or one of its Subsidiaries through the applicable vesting date, except to the extent otherwise provided in this Agreement, by Sun in a written agreement between you and an authorized officer of Sun or in accordance with the then-applicable written policies of Sun. In all instances in which Restricted Stock Units continue to vest after you cease to be employed by Sun or one of its Subsidiaries, the payment of such accelerated Restricted Stock Units nevertheless will be made at the same time or times such Restricted Stock Units would have been paid had they vested in accordance with the vesting schedule shown in the Notice of Grant.

(b)	Leave of Absence. Notwithstanding the above, vesting of the Restricted Stock Units will be suspended if you take an authorized unpaid leave of absence (including a leave of absence for military, educational, disability or personal purposes, but except as may be required by law) of more than thirty (30) days or an authorized paid leave of absence of more than ninety (90) days. The vesting schedule shown in the Notice of Grant will be delayed for the number of days that the authorized unpaid leave of absence or authorized paid leave of absence extends beyond the periods set forth above. The suspension of vesting will commence on the thirty-first (31st) day of an authorized unpaid leave of absence of more than thirty (30) days or, in the case of an authorized paid leave of absence of more than ninety (90) days, on the ninety-first (91st) day of the leave and the suspension will end on the earlier of: (i) the last business day preceding the date on which your leave of absence terminates; or (ii) a date twelve (12) months after the beginning of the leave of absence. These vesting suspension provisions will be applied in compliance with local law. Sun policies on leave of absence may vary outside the United States, in accordance with local law. The preceding two sentences will apply only to those employees who are not subject to United States taxes.

(c)	Disability. Notwithstanding the above, if your employment with Sun (or the employing Subsidiary) terminates as a result of your Disability, during the twelve (12) months following your termination, you will continue to vest as to the number of Restricted Stock Units that would have vested if you had remained an employee of Sun (or the employing Subsidiary) during that period. For purposes of this Agreement, “Disability” means your total and permanent disability as defined in Section 22(e)(3) of the Code.

(d)	Death. Notwithstanding the above, if your employment with Sun (or the employing Subsidiary) terminates as a result of your death, the Restricted Stock Units granted under this Agreement will continue to vest during the twelve (12) months following your death as to the number of Restricted Stock Units that would have vested had you remained an employee of Sun (or the employing Subsidiary) during that period.

5.	Committee Discretion. The Committee, in its discretion, may accelerate the vesting of some or all of the Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, the Restricted Stock Units will be considered as having vested as of the date specified by the Committee. If the Committee, in its discretion, accelerates the vesting of any Restricted Stock Units, the payment of the accelerated Restricted Stock Units nevertheless will be made at the same time or times as if the Restricted Stock Units had vested in accordance with the vesting schedule shown on the Notice of Grant (whether or not you remain employed by Sun or one of its Subsidiaries).

6.	Payment after Vesting. Any Restricted Stock Units that vest while you remain employed by Sun or one of its Subsidiaries in accordance with paragraph 4 will be paid to you (or in the event of your death, to your estate) in Shares as soon as administratively practicable following the date of vesting, subject to paragraph 9. Any Restricted Stock Units that continue to vest after you cease to be employed by Sun or one of its Subsidiaries as provided in paragraph 4 or that vest in accordance with paragraph 5 will be paid to you (or in the event of your death, to your estate) in Shares in accordance with the provision of such paragraphs, subject to paragraph 9. For each Restricted Stock Unit that vests, you will receive one Share.

7.	Forfeiture. Except as expressly provided herein, any Restricted Stock Units that have not vested at the time you cease to be employed by Sun or one of its Subsidiaries will be forfeited and automatically transferred to and reacquired by Sun at no cost to Sun.

8.	Death. Any distribution or delivery to be made to you under this Agreement will, if you are then deceased, be made to the administrator or executor of your estate. The administrator or executor must furnish Sun with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to Sun to establish the validity of the transfer and compliance with any applicable laws or regulations.

9.	Withholding of Taxes. Regardless of any action Sun or the company that employs you (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that Sun and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the grant of Restricted Stock Units, including the grant, vesting and lapse of repurchase rights, the subsequent sale of Shares and/or the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the grant of Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items. When the Shares are issued as payment for vested Restricted Stock Units, you will recognize immediate U.S. taxable income if you are a U.S. taxpayer. If you are a non-U.S. taxpayer, you will be subject to applicable taxes in your jurisdiction. Sun or the Employer is required to withhold from you an amount that is sufficient to pay the minimum federal, state and local income, employment and any other applicable taxes required to be withheld by Sun or the Employer with respect to the Shares. Sun or the Employer may, in its discretion, meet this withholding requirement in any one or more of the three following ways:

(a)	by withholding or selling a portion of the Shares that otherwise would be paid out for your vested Restricted Stock Units.

(b)	by withholding the amount necessary to pay the applicable taxes from your paycheck, with no withholding of Shares.

(c)	by requiring you to make alternate arrangements to meet the withholding obligation.

(d)	or such other method as Sun or the Committee may elect in compliance with local law.

No payment of Shares will be made to you (or your estate) for Restricted Stock Units unless and until satisfactory arrangements (as determined by Sun) have been made by you to fulfill Sun’s (or the Employer’s) obligation to withhold or collect any income and other taxes with respect to the Restricted Stock Units. By accepting this grant, you expressly consent to the withholding of Shares and to any additional (or alternative) cash withholding as provided for in this paragraph 9. All income and other taxes related to the Restricted Stock Unit award and any Shares delivered in payment thereof are your sole responsibility.

10.	Rights as Stockholder. Neither you nor any person claiming under or through you will have any of the rights or privileges of a stockholder of Sun in respect of any Shares deliverable hereunder unless and until certificates representing the Shares (which may be in book entry form) have been issued, recorded on the records of Sun or its transfer agents or registrars, and delivered to you (including through electronic delivery to a brokerage account). Notwithstanding any other part of this Agreement, any quarterly or other regular, periodic dividends or distributions (as determined by Sun) will not affect unvested Restricted Stock Units, and no dividends or other distributions will be paid on unvested Restricted Stock Units. Notwithstanding any other part of this Agreement, any quarterly or other regular, periodic dividends or distributions (as determined by Sun) paid on Shares will accrue with respect to Restricted Stock Units that are vested but unpaid pursuant to paragraph 4 or 5, and will be paid out at the same time or time(s) as the underlying Shares on which such dividends or other distributions have accrued. After the issuance, recordation and delivery of any shares, you will have all the rights of a stockholder of Sun with respect to voting the Shares and receiving dividends and distributions on the Shares.

11.	Nature of Grant. In accepting the offer to acquire Shares, you acknowledge that: (a) the Plan is established voluntarily by Sun, it is discretionary in nature and it may be modified, amended, suspended or terminated by Sun at any time, unless otherwise provided in the Plan and this Agreement; (b) the grant of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of such grants even if restricted stock units have been granted repeatedly in the past; (c) all decisions with respect to future Restricted Stock Unit grants, if any, will be at the sole discretion of Sun; (d) you are voluntarily participating in the Plan; (e) the grant of Restricted Stock Units is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to Sun or the Employer, and which is outside the scope of your employment contract, if any; (f) the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) the future value of the Shares is unknown and cannot be predicted with certainty; (h) in consideration of the grant of Restricted Stock Units, no claim or entitlement to compensation or damages will arise from the termination of vesting or diminution in value of the Shares resulting from termination of your active employment by Sun or the Employer (for any reason whatsoever and whether or not in breach of contract or local labor laws) and you irrevocably release Sun and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, you will be deemed irrevocably to have waived your entitlement to pursue such claim; and (i) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of your active employment (whether or not in breach of contract or local labor laws), your right to continued vesting, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law), except as expressly provided herein, and that Sun will have the exclusive discretion to determine when you are no longer actively employed for purposes of administering your grant of Restricted Stock Units.

12.	Address for Notices. Any notice to be given to Sun under the terms of this Agreement must be addressed to Sun, in care of its Secretary, at 4150 Network Circle, Santa Clara, CA 95054, or at such other address as Sun may hereafter designate in writing.

13.	Grant is Not Transferable. Except to the limited extent provided in paragraph 8 above, this grant (and the associated rights and privileges) cannot be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or of any associated right or privilege, or upon any attempted sale under any execution, attachment or similar process, this grant and the associated rights and privileges will immediately become null and void.

14.	Restrictions on Sale of Securities. The Shares issued as payment for vested Restricted Stock Units will be registered under the U.S. federal securities laws and will be freely tradable upon receipt. However, your subsequent sale of the Shares will be subject to any market blackout-period that may be imposed by Sun and must comply with Sun’s insider trading policies, and any other applicable securities or other laws.

15.	Delay in Payment. Notwithstanding any other part of this Agreement, any Restricted Stock Unit otherwise payable to you pursuant to this Agreement will not be paid during the six-month period following your termination of employment unless Sun determines, in its good faith judgment, that the payment would not cause you to incur an additional tax under Section 409A of the Code and any temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder (“Section 409A”). If the payment of any amounts are delayed as a result of the previous sentence, any Restricted Stock Unit otherwise payable to you during the six (6) months following your termination will accrue during such six-month period and will become payable in Shares on the date six (6) months and one (1) day following the date of your termination.

16.	Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

17.	Conditions for Issuance of Certificates for Stock. Any Shares deliverable to you may be either previously authorized but unissued Shares or issued Shares which have been reacquired by Sun. Sun will not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of the Shares to listing on all stock exchanges on which the stock is listed; and (b) the completion of any registration or other qualification of the Shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; and (c) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency or any other governmental regulatory body, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of a reasonable period of time following the date of vesting or other scheduled payout of the Restricted Stock Units as the Committee may establish from time to time for reasons of administrative convenience.

18.	Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between this Agreement and the Plan, the Plan will govern. Capitalized terms used and not defined in this Agreement will have the meaning set forth in the Plan.

19.	Committee Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the

Committee will be final and binding upon you, Sun and all other persons. The Committee will not be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

20.	Data Privacy. By accepting this Restricted Stock Unit award or any Shares in payment thereof, you explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Employer, Sun and its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan. For the purpose of implementing, administering and managing the Plan, you understand that Sun and the Employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, Tax ID or other identification number, salary, nationality, job title, any Shares or directorships held in Sun, details of all Restricted Stock Units or any entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere. Sun, as a global company, may transfer your personal data to countries which may not provide an adequate level of protection. Sun, however, is committed to providing a suitable and consistent level of protection for your personal data regardless of the country in which it resides. You understand that you may request information regarding Sun’s stock plan administration by contacting Global Stock Plan Services. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you deposit any Shares issued at vesting or other scheduled payout. You understand that Data will be held as long as is necessary to implement, administer and manage the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Global Stock Plan Services. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact Global Stock Plan Services.

21.	Country-Specific Terms. Appendix B of this Agreement contains additional terms that apply to employees in certain countries. You should review Appendix B to determine any additional terms that will apply to your grant of Restricted Stock Units.

22.	Captions. Captions used in this Agreement are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

23.	Agreement Severable. In the event that any provision in this Agreement is held invalid or unenforceable, the provision will be severable from, and the invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

24.	Entire Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. You expressly warrant that you are not executing this Agreement in reliance on any promises, representations, or inducements other than those contained in the Agreement.

25.	Modifications to the Agreement. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of Sun. Notwithstanding anything to the contrary in the Plan or this Agreement, Sun reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment of Shares pursuant to this award of Restricted Stock Units.

26.	Amendment, Suspension or Termination of the Plan. By accepting this award, you expressly warrant that you have received a right to purchase stock under the Plan, and has received, read and understood a description of the Plan. You understand that the Plan is discretionary in nature and may be modified, suspended or terminated by Sun at any time.

27.	Electronic Delivery. Sun may, in its sole discretion, decide to deliver any documents related to the grant of Restricted Stock Units and participation in the Plan or future restricted stock units that may be granted under the Plan by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by Sun or another third party designated by Sun.

28.	No Effect on Employment or Service. YOU FURTHER ACKNOWLEDGE THAT NOTHING IN THIS AGREEMENT CONSTITUTES A CONTRACT OF EMPLOYEMENT AND THAT YOU AND SUN, INCLUDING ITS SUBSIDIARIES AND AFFILIATES, EACH RESERVES THE RIGHT TO TERMINATE THE EMPLOYMENT RELATIONSHIP AT ANY TIME AND FOR ANY REASON, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT NOTICE, WHEREVER ALLOWED BY LOCAL LAWS.

29.	Notice of Governing Law. This grant of Restricted Stock Units is governed by, and will be construed in accordance with, the laws of the State of Delaware without regard to principles of conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties agree to submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation will be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

30.	Solicitation of Employees. You agree that both while employed by Sun (including its subsidiaries and affiliates) and for twelve (12) months immediately following the termination of employment with Sun, you shall not either directly or indirectly solicit, induce, recruit or encourage any of Sun’s employees to leave their employment either for yourself or for any other person or entity.

APPENDIX B

SUN MICROSYSTEMS, INC.

RESTRICTED STOCK UNIT AGREEMENT

Special Provisions for Restricted Stock Units in Countries Outside the U.S.

This Exhibit includes special terms applicable to grantees in the countries below. These terms are in addition to those set forth in the Agreement. Capitalized terms used but not defined herein will have the same meanings assigned to them in the Plan and the Agreement.

Please note that the information below may relate to your exchange control obligations. Compliance with such obligations is your responsibility and neither Sun nor the Employer accepts any responsibility for such compliance. Also, exchange control regulations are subject to change. As a result, you should consult with your advisor before sending/receiving funds to the U.S. or before selling Shares.

Argentina

The offering of the award of Restricted Stock Units and Shares issued at vesting are offered in a private transaction. This offer is not subject to the supervision of Argentine governmental authorities.

The Restricted Stock Units and Shares are being awarded by Sun on behalf of your local employer. The Restricted Stock Units do not accrue on a monthly basis and will not be granted on a regular or monthly basis.

Canada

Consent to Receive Information in English for Employees in Quebec.

The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceeds entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convenzion, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présents convenzion.

China

Please be advised of the following exchange control regulations that will apply when you sell Shares.

A PRC national is permitted to open foreign exchange accounts in China and to receive foreign exchange remitted from abroad or foreign exchange held in China. There is no limit on the amount of foreign exchange that can be received and maintained in the foreign exchange accounts. However, difficulties may arise with the withdrawal and conversion of foreign currency from Chinese bank accounts. For amounts between US$10,000 and US$50,000, you must produce documentation to the bank evidencing the source of the funds. If the amount exceeds US$50,000, local approval is required to withdraw and convert the currency.

Colombia

You may be required to register any foreign investments you hold abroad, including Shares of Sun, with the Bank of the Republic if the value of such foreign investments exceeds the applicable threshold.

Pursuant to Article 128 of the Colombian Labor Code, the Plan and related benefits do not constitute a component of “salary” for any legal purpose.

Denmark

If you make or receive overseas payments in excess of DKK250,000, you will be required to file a report with the Danish National Bank. This report is required for statistical purposes only. In addition, if you establish an account holding cash or shares abroad, you must report the account to the Danish National Bank.

If the Danish Stock Option Act applies to your grant of Restricted Stock Units, your Restricted Stock Units will not be subject to Sun’s repurchase option upon involuntary termination of employment that is not in breach of contract.

France

You may hold Shares acquired under the Plan outside France provided you declare all foreign accounts, whether open, current, or closed, in your income tax return. Furthermore, you must declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution when the value of the cash or securities is equal to or exceeds €7,600.

Restricted Stock Units are being granted under a French tax-qualified plan.

Germany

Cross-border payments in excess of €12,500 must be reported monthly. If you use a German bank to effect a cross-border payment in excess of €12,500 in connection with the sale or securities or the payment of dividends related to certain securities, the bank will make the report. In this case, you will not have to report the transaction. In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of approximately €5,000,000 on a monthly basis. Finally, you must report on an annual basis, Shares holding exceeding 10% of the total voting capital of Sun.

Hong Kong

The contents of the Agreement have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you have any doubt about any of the contents of the Agreement, you should obtain independent professional advice.

India

Proceeds from the sale of Shares must be repatriated to India. You should obtain a foreign inward remittance certificate from the bank for your records to document compliance with this requirement and submit a copy of the foreign inward remittance certificate to your employer.

By accepting this Restricted Stock Unit award, you acknowledge that you understand and agree that: (i) your decision to accept the award is voluntary; and (ii) an award granted under the Plan does not constitute a customary right or privilege.

Ireland

Restricted Stock Units and Shares issued at vesting are offered in a private transaction and not as a public offering. Only newly issued Shares will be used for the payment of Restricted Stock Units to directors of Sun.

Directors and shadow directors of an Irish subsidiary are subject to certain notification requirements under the Companies Act. Directors and shadow directors must notify the Irish subsidiary in writing of their interest in Sun and the number and class of Shares or rights to which the interest relates within five days of receipt or knowledge of receipt of the Restricted Stock Units. Directors and shadow directors also must notify the Irish subsidiary within five days of payment of their Restricted Stock Units or of selling Shares acquired under the Plan. This disclosure requirement also applies to any rights or Shares acquired by director’s spouse or children (under the age of 18).

Korea

When the Shares acquired under the Plan are sold, if the proceeds exceed US$100,000, such proceeds must be repatriated to Korea within six months.

Luxembourg

You are obligated to report any outward and inward remittance of funds to the Banque Central de Luxembourg and/or the Service Central de La Statisque et des Etudes Economiques (the “STATEC”). If a Luxembourg financial institution is involved in the transaction, it will generally fulfill the reporting obligation on your behalf. If the transaction does not involve a Luxembourg financial institution, you will have to report the transaction (regardless of the amount remitted or received) yourself to the STATEC on a specific form. The report has to be filed within 15 working days following the month during which the transaction occurred.

Netherlands

The Restricted Stock Unit award is being made to you as an incentive for you to remain employed with your current Employer and is not remuneration for services rendered.

Russia

If Restricted Stock Units are granted to employees in Russia, the Restricted Stock Units will be paid to you in cash at vesting. You will receive the cash equivalent of the fair market value of the Shares at vesting. You will not be entitled to receive any Shares pursuant to the grant of Restricted Stock Units.

When you receive cash at vesting, you may be required to repatriate the funds to Russia through an “F” type account opened at an authorized bank in Russia. After you remit the sale proceeds back to Russia, you may transfer the funds to a foreign bank account subject to the following limitations: (1) the foreign account may be opened only for individuals; (2) the foreign account may not be used for business activities; (3) you must give notice to the Russian tax authorities about the opening/closing of each foreign account within one month after the account opening/closing; and (4) you must notify the account balances on your foreign accounts as of the beginning of each calendar year to the Russian tax authorities. There may be additional restrictions if you send/receive more than US$150,000 into/out of Russia within a calendar year.

Singapore

The offer is being made on a private basis and is, therefore, exempt from registration in Singapore.

Directors of a Singapore subsidiary are subject to certain notification requirements under the Singapore Companies Act Directors must notify the Singapore subsidiary in writing of an interest (e.g., Shares) in Sun or any related companies within two days of its acquisition or disposal. In addition, directors must notify the Singapore subsidiary of any interest held in Sun or any related company within two days of becoming a director.

Thailand

Any proceeds received from the sale of Shares must be repatriated into Thailand, and they must be converted to Thai Baht within seven days of receipt. In the event that the amount of the proceeds from the sale of Shares is US$20,000 or more (or its equivalent amount at market rate). You also are required to complete and submit a Foreign Exchange Transaction Form to the authorized agent to report the inward remittance of the proceeds to Thailand.

United Kingdom

Restricted Stock Units may only be settled in Shares.

You must also agree to certain National Insurance Contribution (NIC) passthrough provisions in order to accept your grant.

Venezuela

This offering is personal, private, exclusive and non-transferable and is made to you because you meet the eligibility requirements set forth in the Plan.

You agree that any modification of the Plan or its termination will not constitute a change or impairment of the terms and conditions of your employment.